Exhibit 107
Calculation of Filing Fee Tables
Form S-3ASR
(Form Type)
Luminar Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (8)
Equity	Class A Common Stock, $0.0001 par value per share (3)	457(r)	(2)	—	—	—	—
Equity	Preferred Stock, par value $0.0001 per share (4)	457(r)	(2)	—	—	—	—
Debt	Debt Securities (5)	457(r)	(2)	—	—	—	—
Equity	Warrants (6)	457(r)	(2)	—	—	—	—
Equity	Units (7)	457(r)	(2)	—	—	—	—
Equity	Class A Common Stock, $0.0001 par value per share	457(o)	$150,000,000	$—	$150,000,000	0.0001476	$22,140.00
Total Offering Amounts					$150,000,000		$22,140.00
Total Fee Offsets							—
Net Fee Due							$22,140.00
(1)The proposed maximum offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of shares of its Class A common stock, $0.0001 par value per share (“Class A Common Stock”).
(2)The amount to be registered consists of an indeterminate amount of Class A Common Stock, preferred stock, debt securities, warrants and/or units. Also registered hereunder is such currently indeterminate number of (i) shares of Class A Common Stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of debt securities, Class A Common Stock, preferred stock or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to antidilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(3)Including such indeterminate amount of Class A Common Stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(4)Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(5)Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(6)Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of Class A Common Stock, preferred stock, debt securities, or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(7)Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(8)In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to the $22,140.00 to be paid in connection with the primary offering of Class A Common Stock described in the table, which is being paid with the filing of this registration statement, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.